EXHIBIT 23.3

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference into the registration statement on Form S-8 (File Nos. 333-12976 and 333-113054) of Ivanhoe Energy Inc., of our reports dated February 7, 2007 and February 14, 2007, on oil and gas reserves of Ivanhoe Energy Inc. and its subsidiaries.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By	/s/ Danny D. Simmons
Name: Danny D. Simmons Title: Executive Vice President

Dated: May 16, 2007

Houston, Texas